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                                                                    EXHIBIT 11.1

STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE

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                                                       For the Years
                                                       Ended March 31
- ------------------------------------------------------------------------------
                                        1996          1995          1994
                                     (In thousands, except per share amounts)

Weighted Average Number of
  Shares of Common Stock
  Outstanding                           14,779        14,769        11,908
Net Effect of Dilutive Stock
  Options                                   --            --         1,505
                                      --------      --------      --------
Weighted Average Shares
  Outstanding                           14,779        14,769        13,413
                                      ========      ========      ========
Net Income (Loss) from
  Continuing Operations               $( 7,648)     $ (5,929)     $  7,596
                                      ========      ========      ========
Net Income (Loss)                     $( 7,648)     $ (5,929)     $( 2,977)
                                      ========      ========      ========
Net Income (Loss) Per Share
from Continuing Operations            $   (.52)     $   (.40)     $   0.57
                                      ========      ========      ========
Net Income (Loss) Per Share           $   (.52)     $   (.40)     $  (0.22)
                                      ========      ========      ========
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